Contact: Michael L. McDonald
Senior Vice President & Chief Financial Officer
703-478-5845
Email: mmcdonald@fairchild.com

FAIRCHILD REPORTS PRELIMINARY RESULTS FOR ITS FIRST QUARTER ENDED DECEMBER 31, 2006.

McLean, Virginia (March 30, 2007) - The Fairchild Corporation (NYSE: FA) reported today that revenues increased by $9.1 million, or 17.7%, in the three months ended December 31, 2006, as compared to the three months ended December 31, 2005. The improvement reflected a $4.3 million, or 12.5% increase in revenues at the Company’s Sports & Leisure segment, and a $4.8 million, or 28.2% increase in revenues at the Company’s Aerospace segment. The Company’s Sports & Leisure business is seasonal, with historic trends of higher volumes of sales and profits during months from March through September. Sales at the Company’s Sports & Leisure segment were $38.7 million for the quarter ended December 31, 2006, reflecting an improvement of $7.0 million, or 22.7%, in the Hein Gericke and PoloExpress retail operations, fueled by a 10% increase in same store sales, and approximately $3.0 million of improvements in the Euro relative to the U.S. dollar, partially offset by a $2.7 million decrease in sales at Fairchild Sports USA, which was significantly downsized. The Company’s preliminary estimated operating loss was approximately $13.7 million for the quarter ended December 31, 2006, as compared to $9.1 million for the quarter ended December 31, 2005. The change reflected a $1.0 million improvement at the aerospace segment, offset by a $1.8 million decline in the Sports & Leisure segment, and a $3.8 million decline in the Corporate and Other Segment. The decline in the Corporate and Other segment was caused by a $4.1 million benefit for proceeds received from a legal settlement that occurred in the quarter ended December 31, 2005.

The Company recognized a $12.5 million gain on the disposal of discontinued operations in each of the quarters ended December 31, 2006 and December 31, 2005, due to $12.5 million of additional proceeds from an earn out associated with the 2002 sale of the fastener business to Alcoa. Subsequent to December 31, 2006, the Company will reverse approximately $29 million of tax liabilities from a tax year that closed in the quarter ended March 31, 2007, and show a reduction of $9.1 in Corporate debt obligations.

The Company is still waiting for its Auditors, KPMG LLP, to finalize its audit associated with the restatement of the three years ended September 30, 2006, so that the Company may issue its Annual Report for the year ended September 30, 2006 and file the quarterly report for the first quarter ended December 31, 2006.

About The Fairchild Corporation

The business of Fairchild consists of three segments: sports & leisure, aerospace, and real estate operations. Fairchild's sports and leisure segment, known as Fairchild Sports, is comprised of Hein Gericke, PoloExpress and Intersport Fashions West. Fairchild Sports designs and sells motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists. Together, Hein Gericke and PoloExpress operate 236 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, Switzerland and Turkey. Fairchild's aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.